Exhibit 99.1

2008-10

Contact:	R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON PRICES $750 MILLION OF SENIOR NOTES

HOUSTON (June 23, 2008) – Cameron (NYSE: CAM) has priced a public offering of $450 million aggregate principal amount of 6 3/8% senior notes due 2018 and $300 million aggregate principal amount of 7% senior notes due 2038.  The sale of the senior notes is expected to settle on June 26, 2008, subject to customary closing conditions.  Cameron intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions, repurchases or conversions of its common stock and convertible debt securities, additional working capital needs, capital expenditures and repayment and refinancing of other indebtedness.

J.P. Morgan Securities Inc., Morgan Stanley and UBS Investment Bank are acting as joint book-running managers for the senior notes offering.  In addition, DnB NOR Markets, Inc, Greenwich Capital Markets, Inc and Mitsubishi UFJ Securities International PLC are senior co-managers, and BBVA Securities Inc., Citigroup Global Markets Inc., Standard Chartered Bank and UniCredit Capital Markets, Inc. are co-managing underwriters.  Copies of the prospectus supplement and the related base prospectus for the offering may be obtained by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, Attention: Syndicate Desk, (212) 834-4533; Morgan Stanley & Co. Incorporated at 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or toll-free at (866) 718-1649; or UBS Investment Bank at 677 Washington Blvd., Stamford, CT 06901, Attention: Fixed Income Syndicate, or toll-free at (877) 827-6444, ext. 561-3884.  An electronic copy of the prospectus supplement and the related base prospectus will also be available on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Cameron with the SEC.  This release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This offering may be made only by means of a prospectus supplement and related base prospectus.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including the expected consummation of the offering described and the use of proceeds.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.